Advanced Emissions Solutions, Inc. Announces Closing of ADA Carbon Solutions, LLC Acquisition
Acquisition to give Advanced Emissions Solutions significant market share in the activated carbon and emissions control markets
HIGHLANDS RANCH, Colorado -- December 13, 2018 -- GlobeNewswire - Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the "Company" or "ADES"), a leader in emissions control solutions for coal-fired power generation and industrial markets, announced today that the Company has completed its previously announced acquisition of ADA Carbon Solutions, LLC ("Carbon Solutions") as of December 7, 2018. Prior to the acquisition, Carbon Solutions was a private company. It joins ADES as a leading producer of Powdered Activated Carbon (“PAC”) solutions for the coal-fired power plant, industrial and potable water markets.
Further on December 7, 2018, the Company and Apollo Credit Strategies Master Fund Ltd and Apollo A-N Credit Fund (Delaware) L.P. (collectively "Apollo”), executed the $70 million Term Loan and Security Agreement, which provides funding for this acquisition.
L. Heath Sampson, President and CEO of ADES, commented, "We are thrilled to complete this acquisition of Carbon Solutions and take the next step toward diversifying our emissions control offerings, expanding our customer base and broadening the markets we serve. We strongly believe this is the right transaction, at the right price and time, to drive near-term and long-term growth and value for our shareholders.”

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) is a wholly-owned subsidiary of Advanced Emissions Solutions, Inc. (“ADES”) that provides emissions control solutions for coal-fired power generation and industrial boiler industries. With more than 25 years of experience developing advanced mercury control solutions, ADA delivers proprietary environmental technologies, equipment and specialty chemicals that enable coal-fueled boilers to meet emissions regulations.

Carbon Solutions is a wholly owned subsidiary of ADES and a leading producer of Powdered Activated Carbon ("PAC") solutions for the coal-fired power plant, industrial and potable water markets.

Tinuum Group, LLC (“Tinuum Group”) is a 42.5% owned joint venture by ADA that provides patented Refined Coal (“RC”) technologies to enhance combustion of and reduce emissions of NOx and mercury from coal-fired power plants.

Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include expectations about Carbon Solutions' business opportunities and the Company's ability to expand its customer base and recognize growth and shareholder value. These forward-looking statements involve risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, future demand for Carbon Solutions products, our ability to expand the customer base; as well as other factors relating to our business, as described in our filings with the SEC, with particular emphasis on the risk factor disclosures contained in those filings. You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. The forward-looking statements speak only as to the date of this press release.

Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Chris Hodges or Ryan Coleman
312-445-2870
ADES@alpha-ir.com

2